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                                  EXHIBIT 10-01

                    EMPLOYMENT AGREEMENT


THIS EMPLOYMENT AGREEMENT (the "Agreement") is made as of June 1, 1995, by and between The Liposome Company, Inc., a Delaware corporation ("Employer"), and Charles A. Baker ("Employee").

WHEREAS, Employer currently employs Employee as its Chairman, President and Chief Executive Officer pursuant to the terms of an employment agreement dated December 11, 1989, as extended through June 30, 1995 (the "1989 Agreement"); and

WHEREAS, Employer and Employee are desirous of continuing Employee's employment with Employer for the period, and on the terms and conditions, set forth herein.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and conditions herein contained, the parties hereby agree as follows:

          1. Employment. Employer hereby employs Employee, and Employee accepts such employment, according to the terms and conditions set forth in this Agreement.

          2. Term. The term of Employee's employment hereunder shall be for a period commencing on June 1, 1995 and continuing through May 31, 1998; provided, however, that effective as of May 31, 1998 and as of each May 31 thereafter, the term shall be extended for an additional 12-month period unless, not later than six months prior to such May 31, either party hereto shall have given notice to the other that the term shall not be so extended. Notwithstanding the foregoing, Employee's employment by Employer hereunder may be earlier terminated, subject to Section 9 hereof, upon the occurrence of any one of the following events: (i) Employer's decision to terminate Employee for any reason,
(ii) Employee's decision to voluntarily resign or retire at any time or (iii) the parties' mutual agreement in writing to terminate Employee's employment hereunder at any time. The period of time between the commencement and termination of Employee's employment hereunder shall be referred to herein as the "Employment Period."

          3. Position and Services. (i) Employee will hold the position of Chairman, President and Chief Executive Officer of Employer. Employee will report directly to the Board of Directors of Employer (the "Board") and shall have such duties, responsibilities and authority with respect to such positions as are set forth in the Bylaws of Employer, which duties and responsibilities shall in all events include, but not be limited to, overall management responsibility for the operations and administration of Employer and organizing and chairing all meetings of the Board.

          (ii) Employee will be expected to be in the full-time employment of Employer, to devote substantially all of his business time, attention and efforts to the performance of his duties hereunder. Notwithstanding the foregoing, Employee may make and manage passive personal business investments of his choice and serve in any capacity with any civic, educational or charitable organization, or any trade association, without seeking or obtaining approval by the Board, provided such activities and service do not materially interfere or conflict with the performance of his duties hereunder or violate the noncompetition provisions of Section 12 hereof.

          (iii) Employee expressly agrees that during the Employment Period he will not be interested, directly or indirectly, in any form, fashion or manner, as a partner, officer, director, stockholder, advisor, employee, consultant or in any other form or capacity, in any other business, except (a) as would not be prohibited by Section 12 hereof and (b) as a member of the Board of Directors of Regeneron Pharmaceuticals, Inc., the Board of Directors of Progenics Pharmaceuticals, Inc. and the Boards of Directors of such other companies as may, upon advance notice from Employee, be approved by the Board, which approval will not be unreasonably withheld nor unreasonably delayed, provided that the continued service on any such board shall not, in the judgment of the Board acting in good faith, interfere with the performance of Employee's obligations to Employer hereunder, nor involve any actual or potential conflict of interest with the interests of Employer. A determination by the Board that any such conflict of interest exists shall be made only following notice by Employer to Employee and Employee's opportunity to be heard on the issue by the Board and shall, in the cases of Regeneron Pharmaceuticals, Inc. and Progenics Pharmaceuticals, Inc., be based on the same standards as the Board adopts for other Board members. Employee shall resign from any such board service within 30 days following the Board's final determination.

          4. Base Salary. Employer shall pay to Employee an initial base salary at an annual rate of $315,000, subject to applicable income and employment tax withholdings and all other required and authorized payroll deductions and withholdings. Employee's salary shall be payable at the same time and basis as Employer pays its payroll in general. Increases in Employee's annual base salary during the Employment Period may be effected from time to time based upon the review and approval of the Compensation Committee of the Board (the "Compensation Committee"). During the Employment Period, Employee's base salary rate shall not be reduced below the initial base salary rate provided hereunder, nor below any increased base salary rate that may be effected as provided hereunder.

          5. Annual Incentive Bonus. In addition to Employee's base salary as provided above, Employee will be eligible for an annual cash incentive bonus for each calendar year of the Employment Period. The bonus for which Employee is eligible for each such year will be based on a target bonus as established by the Compensation Committee in its discretion and upon consultation with Employee at the beginning of each year. The annual bonus hereunder will be payable based upon the satisfaction of performance criteria that will be established by the Compensation Committee in its discretion and upon consultation with Employee at the beginning of each year, subject to the approval of the Board. Such performance criteria will include corporate performance goals consistent with Employer's business plan for the year, as well as individual objectives for Employee's performance that are separate from, but are consistent with, Employer's business plan. The final determinations as to the actual corporate and individual performance against the pre-established goals and objectives, and the amount of the bonus payout in relationship to such performance, will be made by the Compensation Committee in its sole discretion.

          6. Employee Benefits. Employee shall be entitled to receive the same standard employment benefits as other executive employees of Employer receive from time to time, including, without limitation, 401(k) plan, medical insurance, life insurance, accidental death and travel accident insurance, short and long-term disability insurance and vacation benefits. Employee shall be entitled to fully participate in all of Employer's future employee benefit programs for executive employees generally, in accordance with their then-existing terms. Nothing herein shall be interpreted as limiting Employer's right to amend or terminate any employee benefit plan or program at any time in any manner as applied to executives employees of Employer generally.

          7. Car Allowance. Employer shall pay $500 per month during the Employment Period in respect of the lease or use of an automobile by Employee, it being understood that Employee and Employer may agree to have Employee lease one of his automobiles to Employer where such total lease payments (together with insurance and all other costs covering such automobile payable by Employer in respect of the operation or use thereof) to Employee shall not exceed $500 per month. In addition, Employee shall be reimbursed by Employer for the charges (excluding, however, basic lease or rental payments) associated with the use, in respect of Employer's business, of Employee's car phone, facsimile and telephone lines heretofore purchased or leased by Employee. The car-related payments provided for above shall be included in Employee compensation reportable to applicable tax authorities to the extent required under applicable law, and Employee shall be responsible for the payment of all income and employment taxes payable by him on such amounts, and subject to all tax withholdings required thereon.

          8. Indemnification. Employer shall indemnify Employee and hold him harmless for any acts or decisions made by him while performing his duties pursuant to this Agreement in accordance with Employer's By-laws and the terms of the Indemnification Agreement between Employer and Employee dated December 8, 1989 (as such agreement may be amended or terminated in accordance with its terms from time to time), which agreement is hereby ratified and continued in full force and effect as of the date hereof. Employer agrees that it will make all reasonable efforts to keep in full force and effect, for the duration of all applicable statute of limitations periods, directors and officers liability insurance policies on terms at least as favorable to Employee as those in effect on the date hereof, as long as such insurance is reasonably available in the marketplace and does not involve a material increase in the cost of such coverage to Employer from the cost applicable for similar insurance coverage as of the date hereof.

          9. Termination. This Agreement does not grant the Employee any right or entitlement to be retained by the Employer, and shall not affect or prejudice the Employee's right to discharge Employee in accordance herewith. Employer may terminate Employee's employment hereunder for any reason upon 15 days prior written notice. In the event of termination of Employee's employment under the circumstances described below in this Section 9, Employee shall be entitled to the severance pay and benefits so specified.

          (a) Certain Definitions. For purposes of this Section 9, the following terms shall have the meanings given below:

              (i) Termination For Cause. The employment of Employee hereunder shall be deemed to have been terminated "For Cause" if Employer shall have terminated Employee as a result of any of the following: (A) any act committed by Employee which shall represent a breach in any material respect of any of the terms of this Agreement and which breach is not cured within 30 days of receipt by Employee of written notice from Employer of such breach; (B) improper conduct, consisting of any willful act or omission with the intent of obtaining, to the material detriment of Employer, any benefit to which Employee would not otherwise be entitled; (C) gross negligence, consisting of wanton and reckless acts or omissions in the performance of Employee's duties to the material detriment of Employer; (D) bad faith in the performance of Employee's duties, consisting of willful acts or omissions, to the material detriment of Employer;
(E) addiction to drugs or chronic alcoholism or (F) any conviction of, or plea of nolo contendere to, a crime (other than a traffic violation) that constitutes a felony under the laws of the United States or any political subdivision thereof.

               (ii) Termination Without Cause. The employment of Employee hereunder shall be deemed to have been terminated "Without Cause" upon (A) termination of employment by Employer for any reason other than the reasons specified in Section 9(a)(i) hereof as termination "For Cause" or (B) termination of employment by Employee within 45 days following a "constructive termination" event. For purposes hereof, the following shall constitute constructive termination events: (1) any removal of Employee from the position of Chairman of the Board or Chief Executive Officer, (2) any substantive reduction of Employee's duties, responsibilities or authority, including any change in Employee positions as President or Chief Executive Officer that results in such a reduction and (3) a material breach by Employer of any of its obligations to provide Employee with the compensation and benefits provided in Sections 4 through 8 hereof. The foregoing shall be treated as constructive termination events hereunder following the expiration of 30 days from the date Employee has notified Employer of the occurrence of such event and his intention to treat such event as a constructive termination and terminate his employment on the basis thereof, provided that Employer has not cured the constructive termination event before the expiration of such 30-day period.

             (iii) Disability. Employee shall be treated as having suffered a "Disability" if Employee is prevented from performing his duties hereunder by reason of illness or injury for a period of either (A) six or more consecutive months from the First Date of Disability (as defined below) or (B) eight months during any 12-month period. The date as of which Employee is first absent from employment as a result of such illness or injury shall be referred to herein as the "First Date of Disability".

              (iv) Change in Control. A "Change in Control" shall be deemed to have taken place if:

               (A) there shall be consummated any consolidation or merger of Employer in which Employer is not the continuing or surviving corporation or pursuant to which shares of the Employer's capital stock are converted into cash, securities or other property, other than a consolidation or merger of Employer in which the holders of the Employer's voting stock immediately prior to the consolidation or merger shall, upon consummation of the consolidation or merger, own at least 50% of the voting stock, or any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of Employer; or

               (B) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) shall after the date hereof become the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of securities of Employer representing 35% or more of the voting power of all then outstanding securities of Employer having the right under ordinary circumstances to vote in an election of the Board (including, without limitation, any securities of Employer that any such person has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, shall be deemed beneficially owned by such person); or

               (C) individuals who at the date hereof constitute the entire Board and any new directors whose election by the Board, or whose nomination for election by the Employer's stockholders, shall have been approved by a vote of at least a majority of the directors then in office who either were directors at the date hereof or whose election or nomination for election shall have been so approved (the "Continuing Directors") shall cease for any reason to constitute a majority of the members of the Board.

          (b) Termination Without Cause or Following Change in Control. In the event of termination of Employee's employment hereunder by Employer "Without Cause" or by Employee for any reason within the first six months after the effective date of a "Change in Control," Employee shall be entitled to the following severance pay and benefits:

               (i) Severance Pay - severance payments in the form of continuation of Employee's base salary as in effect immediately prior to such termination (A) for an initial period of 12 months following the effective date of such termination and (B) for an additional period of up to 12 months beginning at the expiration of such initial 12-month period; provided, however, that Employer's obligation to provide severance pay for the additional 12-month period shall be terminated if Employee has commenced a full-time position as an employee or independent contractor with any person, company, firm or other entity, other than any such position which is of a temporary nature and does not continue for not more than six months; Employee shall have an affirmative obligation to notify Employer of any such position and the date of commencement thereof promptly upon obtaining any such position;

              (ii) Benefits Continuation - continued coverage under the group medical care and life insurance benefit plans in which Employee is participating at the time of termination, on the same terms as applicable to other executive employees of Employer from time to time, over the same period with respect to which Employee's base salary is continued as provided in Section 9(b)(i) hereof; provided, however, that Employer's obligation to provide such coverages shall be terminated if Employee obtains substitute coverage from another employer of Employee at any time during the continuation period; Employee shall have an affirmative obligation to notify Employer of any such substitute coverage and the date of commencement thereof promptly upon obtaining any such coverage; Employee shall be entitled, at the expiration of the period of benefits continuation under this Section 9(b)(ii), to elect continued medical coverage in accordance with Section 4980B of the Internal Revenue Code of 1986, as amended (or any successor provision thereto); and

             (iii) Stock Options - with respect to all options to purchase shares of Employer's common stock held by Employee immediately prior to termination of employment (the "Options"), (A) all Options that would have become exercisable in accordance with their terms before the expiration of the then-current term of employment as provided in Section 2 hereof shall become immediately vested and exercisable and (B) all Options that are then-exercisable or that become exercisable in accordance with the foregoing shall remain exercisable for a period of 24 months following the effective date of termination of employment.

          (c) Termination Upon Non-Renewal. In the event Employer exercises its right under Section 2 hereof to give notice of non-renewal of this Agreement, Employee shall be entitled to the following severance pay and benefits, commencing on the earlier of (A) the effective date of Employee's voluntary termination of employment for any reason not earlier than 30 days following receipt of such notice or (B) Employee's termination of employment upon the expiration date of the employment term in accordance with Section 2 hereof:

               (i) Severance Pay - severance payments in the form of continuation of Employee's base salary as in effect immediately prior to such termination for a period of 12 months following the effective date of such termination;

              (ii)  Benefits Continuation - the same benefits as provided in
     Section 9(b)(ii) hereof over the 12-month salary continuation period provided in Section 9(c)(i) hereof; and

             (iii) Stock Options - the same rights as provided in Section 9(b)(iii) hereof.

          (d) Termination Upon Disability. In the event of termination of Employee's employment hereunder by Employer on account of Employee's "Disability", Employee shall be entitled to the following severance pay and benefits:

               (i) Severance Pay - severance payments in the form of continuation of Employee's base salary as in effect immediately prior to such termination for a period of 12 months following the First Date of Disability, reduced by the amounts of any payments received from any short-term or long-term disability plan of Employer;

              (ii)  Benefits Continuation - the same benefits as provided in
     Section 9(b)(ii) above, to be provided during the Employment Period while Employee is suffering from Disability and for a period of 12 months following the effective date of termination of employment by reason of Disability ; and

             (iii) Stock Options - (A) all Options that would have become exercisable in accordance with their terms before the expiration of the then-current term of employment as provided in Section 2 hereof shall become immediately vested and exercisable and (B) all Options that are then-exercisable or that become exercisable in accordance with the foregoing shall remain exercisable for a period of 12 months following the effective date of termination of employment.

          (e) Termination Upon Death. In the event of termination of Employee's employment hereunder on account of Employee's death, Employee's heirs, estate or personal representatives under law, as applicable, shall be entitled to the following:

               (i) Base Salary - payment of Employee's base salary as in effect immediately prior to death through the end of the calendar month in which death occurs; and

              (ii) Stock Options - all Options that were exercisable by Employee on the date of his death shall remain exercisable for a period of 12 months following the date of death.

          (f) Other Terminations. In the event of termination of Employee's employment hereunder for any reason other than those specified in subsections
(b) through (e) of this Section 9, Employee shall not be entitled to any severance pay, benefits continuation or stock option rights contemplated by the foregoing provisions of this Section 9, except as otherwise provided in the applicable benefit plans of Employer that cover Employee.

          (g) Accrued Rights.  Notwithstanding the foregoing provisions of this
Section 9, in the event of termination of Employee's employment hereunder for any reason, Employee shall be entitled to payment of any unpaid portion of his base salary, computed on a pro-rata basis through the effective date of termination, and payment of any accrued but unpaid rights solely in accordance with the terms of any incentive bonus, stock option or employee benefit plan or program of Employer.

          (h) Conditions to Severance Benefits. (i) As conditions of Employee's entitlement and continued entitlement to the severance payments and benefits provided by this Section 9, Employee is required to (i) honor in accordance with their terms the provisions of Sections 10, 11 and 12 hereof and
(ii) execute and honor the terms of a waiver and release of claims against Employer substantially in the form attached hereto as Exhibit A (and as may be modified consistent with the purposes of such waiver and release to reflect changes in law following the date hereof). In the event that Employee fails to abide by the foregoing, all payments and benefits to which Employee may otherwise have been entitled under this Section 9 shall immediately terminate and be forfeited, and any portion of the base salary continuation payments as may have been paid to Employee shall forthwith be returned to Employer. The parties hereto agree that Employee is under no affirmative obligation to seek to mitigate or offset the severance payments and benefits provided by this Section 9.

          (ii) For purposes only of this Section, Employee shall be treated as having failed to honor the provisions of Sections 10, 11 or 12 hereof only upon the vote of a majority of the Board following notice of the alleged failure by Employer to Employee, an opportunity for Employee to cure the alleged failure for a period of 30 days from the date of such notice and Employee's opportunity to be heard on the issue by the Board.

          (i) Stock Options. Notwithstanding any other provisions of this Agreement to the contrary, in the event that Employee continues to serve as a member of the Board following his termination of employment from Employer, his rights with respect to the vesting and exercisability of the options shall continue in the same manner as though Employee remained an employee of Employer during the period of his membership on the Board.

          10. Confidentiality. Employee agrees that he will not at any time during the term hereof or thereafter for any reason, in any fashion, form or manner, either directly or indirectly, divulge, disclose or communicate to any person, firm, corporation or other business entity, in any manner whatsoever, any confidential information or trade secrets concerning the business of the Employer (including the business of any unit thereof), including, without limiting the generality of the foregoing, the names of any of its customers, the prices at which it obtains or has obtained any products or services, the techniques, methods or systems of its operation or management, any customer proposals or other business opportunities, any information regarding its financial matters, or any other material information concerning the business of the Employer, its manner of operation, its plans or other material data. The provisions of this paragraph shall not apply to (i) information disclosed in the performance of Employee's duties to Employer based on his good faith belief that such a disclosure is in the best interests of Employer; (ii) information that is public knowledge; (iii) information disseminated by the Employer to others in the ordinary course of Employer's business, in order to further such business, provided the recipient of such information agrees to be subject to a confidentiality obligation at least comparable to that herein; (iv) information or knowledge lawfully received by Employee from a third party who, based upon due inquiry by Employee, is not bound by a confidential relationship to Employer; or (v) information disclosed under a requirement of law or as directed by applicable legal authority having jurisdiction over Employee.

          11. Inventions. (i) To the extent that any of the Employer's current or future products or services relate to, embody or incorporate concepts, technology or products of any kind relevant to Employer or its subsidiaries or affiliates that Employee directly or indirectly conceived or developed prior to the date hereof during the period of his employment by Employer ("Prior Technology"), Employee assigns in perpetuity to Employer any and all of his rights, title and interests, if any, to utilize, without any cost to the Employer, such Prior Technology, and Employee agrees to assist Employer in taking all action that may be reasonably required, at Employer's expense, to secure for the Employer the benefits of Employee's ownership or rights, if any, to use of all such Prior Technology.

          (ii) Employee is hereby retained in a capacity such that Employee's responsibilities include the making of technical, managerial and promotional contributions of value to Employer. Employee hereby assigns to Employer all rights, title and interest in such contributions and inventions made or conceived by Employee alone or jointly with others which relate to the business of Employer. This assignment shall include (a) the right to file and prosecute patent applications on such inventions in any and all countries, (b) the patent applications filed and patents issuing thereon, and (c) the right to obtain copyright, trademark or trade name protection for any such work product. Employee shall promptly and fully disclose all such contributions and inventions to Employer and assist Employer in obtaining and protecting the rights therein (including patents thereon), in any and all countries; provided, however, that said contributions and inventions will be the property of Employer, whether or not patented or registered for copyright, trademark or trade name protection, as the case may be. Inventions conceived by Employee which are not related to the business of the Employer (as determined in good faith by the Board), will remain the property of Employee.

          12. Non-Competition. (i) Employee agrees that he shall not during the Employment Period and for a period of two years after the termination or end thereof for any reason, without the approval of the Board (which, after the end of the Employment Period, shall not unreasonably be withheld or delayed), directly or indirectly, alone or as partner, joint venturer, officer, director, employee, consultant, agent, independent contractor or stockholder (other than as provided below) of any company or business, engage in any "Competitive Business" within the United States. For purposes of the foregoing, the term "Competitive Business" shall mean any business (including, without limitation, business units of any major pharmaceutical company) involved in the research, development, manufacture or sale of lipids or liposomes or products or services which utilize natural or artificial lipids or liposomes to encapsulate, enhance or deliver any product, as determined at the time of Employee's termination; provided that, this provision shall in no way prevent Employee, after the end of the Employment Period, from being employed by, or consulting for or on behalf of, any subsidiary, affiliate division or other business unit of a company ("Separate Unit") where the Separate Unit itself is not primarily involved in the research, development, manufacture or sale of lipids or liposomes or products or services which utilize natural or artificial lipids or liposomes to encapsulate, enhance or deliver any product and where Employee has no material business relationship with any other business units of such company that are otherwise primarily involved in such activities.

          (ii) Notwithstanding the provisions of clause (i) above or any other provision of this Agreement to the contrary, Employee shall not be prohibited during the period applicable under clause (i) above from acting as a passive investor where (a) in the case of a Competitive Business, Employee owns not more than one percent (1%) of the issued and outstanding capital stock (or such higher percentage or amount as may be approved by the Board upon notice from Employee prior to obtaining such interest); provided, however, that Employee shall not be treated as having violated the provisions of this Section 12 if in good faith he is unaware that an entity in which he has an investment interest would be treated as a Competitive Business due to a de minimis level of involvement in the lipids or liposome business (as described above) and, upon becoming aware of such involvement, Employee makes reasonable efforts to divest himself of his interest in such business; (b) in the case of any company or entity (other than the Competitive Businesses) that is engaged in, or whose affiliates are engaged in, the development or marketing of products or technologies that are directly or indirectly competitive with any product or technology that is developed or marketed or proposed to be developed or marketed by Employer during the Employment Period, Employee owns not more than five percent (5%) of the issued and outstanding capital stock; or (c) receiving stock, options or warrants from any entity with which he can have a relationship pursuant to clause (i) above as part of his compensation for services rendered or to be rendered.

          (iii) Notwithstanding the foregoing, the restrictions of this Section 12 shall not limit Employees' involvement with a business that utilizes liposome technology where such technology is incidental to the primary character of the business.

          13. Breach of Restrictive Covenants. The parties agree that a breach or violation of Sections 10, 11 or 12 hereof will result in immediate and irreparable injury and harm to the innocent party, who shall have, in addition to any and all remedies of law and other consequences under this Agreement, the right to an injunction, specific performance or other equitable relief to prevent the violation of the obligations hereunder.

          14. Notices. Any notice required to be given pursuant to the provisions of this Agreement shall be in writing and, if mailed, sent by registered or certified mail, postage prepaid, to the party named at the address set forth below, or at such other address as each party may hereafter designate in writing to the other party, and with a copy to the representative designated below or such other representative as may be designated by the party from time to time:
          Employer: One Research Way
                    Princeton Forrestal Center
                    Princeton, N.J. 08540
                    Attention: Corporate Secretary

    with a copy to: Paul J. Wessel, Esq.
                    Dewey Ballantine
                    1301 Avenue of the Americas
                    New York, New York  10019

          Employee: RD2, Box 4830
                    Provinceline Road
                    Princeton, N.J. 08540

    with a copy to: Michael S. Sirkin, Esq.
                    Proskauer Rose Goetz & Mendelsohn, LLP
                    1585 Broadway
                    New York, N.Y. 10036

          Any such notices shall be deemed to have been delivered when served personally, or 72 hours after being mailed in the manner specified above.

          15. Dispute Resolutions; Legal Expenses. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators in the State of New Jersey, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrators' award in any court having jurisdiction. Employer shall bear the expense of an arbitration proceeding hereunder and shall reimburse Employee for all of his reasonable costs and expenses relating to such arbitration proceeding, including, without limitation, reasonable attorneys' fees and expenses, provided that Employee is the prevailing party in such proceeding. For purposes hereof, the arbitrators in the proceeding shall be requested to make a determination as to the reimbursement of Employee's costs and expenses as a prevailing party hereunder. In no event shall Employee be required to reimburse Employer for any of the costs or expenses relating to such arbitration proceeding.

          16.  Entire Agreement.

               (a) Change, Modification, Waiver. No change or modification of this Agreement shall be valid unless it is in writing and signed by each of the parties hereto. No waiver of any provision of this Agreement shall be valid unless it is in writing and signed by the party against whom the waiver is sought to be enforced. The failure of a party to insist upon strict performance of any provision of this Agreement in any one or more instances shall not be construed as a waiver or relinquishment of the right to insist upon strict compliance with such provision in the future.

               (b) Integration of All Agreements. This Agreement constitutes the entire Agreement between the parties and is intended to be an integration of all agreements between the parties with respect to Employee's service with Employer. Except as provided in Section 8 hereof concerning the Indemnification Agreement, any and all prior agreements between Employee and Employer with respect to Employee's service with Employer, including but not limited to the 1989 Agreement, are hereby revoked.

               (c) Severability of Provisions. If for any reason any provision of this Agreement should be declared void or invalid, such declaration shall not affect the validity of the rest of this Agreement, which shall remain in force as if executed with the void or invalid provision eliminated.

          17. Binding Effect. This Agreement shall be binding upon all parties hereto and their heirs, successors and assigns. This Agreement shall be assignable by Employer to any entity acquiring all or substantially all of the assets of Employer.

          18. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.

          19.  Miscellaneous.

               (a) Form. As employed in this Agreement, the singular form shall include, if appropriate, the plural.

               (b) Headings. The headings employed in this Agreement are solely for the convenience and reference of the parties and are not intended to be descriptive of the entire contents of any paragraph and shall not limit or otherwise affect any of terms, provisions, or construction thereof.



          IN WITNESS WHEREOF, this Agreement is executed as of the date first above written.

                            EMPLOYER:



                            /s/ Robert F. Hendrickson
                            Member, Compensation Committee


                            EMPLOYEE:



                            /s/ Charles A. Baker



                         EXHIBIT A

         RELEASE OF CLAIMS AND COVENANT NOT TO SUE


          This RELEASE OF CLAIMS AND COVENANT NOT TO SUE is executed and delivered by Charles A. Baker ("Employee") to The Liposome Company, Inc. ("Employer").

          In consideration of the agreement by Employer to provide Employee with the termination payments and benefits set forth in Section 9 of the Employment Agreement between Employer and Employee dated June 1, 1995, (the "Employment Agreement"), Employee hereby agrees as follows:

          Section 1. Release and Covenant. Employee, of his own free will, voluntarily releases and forever discharges Employer, its subsidiaries, affiliates, their officers, employees, agents, stockholders, successors and assigns (both individually and in their official capacities with Employer) from, and covenants not to sue or proceed against any of the foregoing on the basis of, any and all past or present causes of action, suits, agreements or other claims which Employee, his dependents, relatives, heirs, executors, administrators, successors and assigns has or have against Employer upon or by reason of any matter arising out of his employment by Employer and the cessation of said employment, and including, but not limited to, any alleged violation of the Civil Rights Acts of 1964 and 1991, the Equal Pay Act of 1963, the Age Discrimination in Employment Act of 1967, the Rehabilitation Act of 1973, the Older Workers Benefit Protection Act of 1990, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the New Jersey Law Against Discrimination and any other federal or state law, regulation or ordinance, or public policy, contract or tort law, having any bearing whatsoever on the terms and conditions or cessation of his employment with Employer. This release shall not, however, constitute a waiver of any of the Employee's rights upon termination of employment under (i) the Employment Agreement, (ii) the Indemnification Agreement and the By-laws provisions referred to in Section 8 of the Employment Agreement, (iii) the terms of any employee benefit plan of Employer in which Employee is participating or (iv) the policies of Employer with regard to business expense reimbursement.

          Section 2. Due Care. Employee acknowledges that he has received a copy of this Agreement prior to its execution and has been advised hereby of his opportunity to review and consider this Agreement for 21 days prior to its execution. Employee further acknowledges that he has been advised hereby to consult with an attorney prior to executing this Agreement. Employee enters into this Agreement having freely and knowingly elected, after due consideration, to execute this Agreement and to fulfill the promises set forth herein. This Agreement shall be revocable by Employee during the 7-day period following its execution, and shall not become effective or enforceable until the expiration of such 7-day period. In the event of such a revocation, Employee shall not be entitled to the consideration for this Agreement set forth above.

          Section 3. Reliance by Employee. Employee acknowledges that, in his decision to enter into this Agreement, he has not relied on any representations, promises or agreements of any kind, including oral statements by representatives of Employer, except as set forth in this Agreement.

          This RELEASE OF CLAIMS AND COVENANT NOT TO SUE is executed by Employee and delivered to Employer on
            , 199 .

                              EMPLOYEE:



                              Charles A. Baker